Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

ACS Corporate Communications (Media):ACS Investors (Investors):
David C. Eisenberg	Investor Relations
SVP, Corp. Strategy, Development & MarketingAlaska Communications Systems
(907) 297-3000 david.c.eisenberg@acsalaska.com	(907) 564-7556 investors@acsalaska.com

Alaska Communications Systems to Acquire Crest Communications Corporation

ANCHORAGE, Alaska, April 2, 2008 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced that it has entered into an agreement to purchase Crest Communications Corporation (“Crest”), owner and operator of the North Star submarine fiber-optic cable, one of three existing submarine fibers connecting Alaska to the continental United States. ACS is acquiring Crest, free of debt, for a cash consideration of approximately $70 million. The transaction, which is subject to various closing conditions, as well as federal and state regulatory approval, is expected to close in the second half of 2008.

“This acquisition tightly complements our new fiber build, the Alaska Oregon Network (AKORN), by providing meaningful operating efficiencies and cost synergies; offering Enterprise customers the only diverse and redundant routing of traffic between Alaska and the Lower 48 from a single carrier; enabling traffic management via Network Operations Control Centers in Alaska and the Lower 48; and connecting to Southeast Alaska on the way to the Lower 48,” said Liane Pelletier, ACS president, CEO and chair. “The acquisition will also drive further utilization of ACS’ differentiated Alaska terrestrial assets from Crest’s customer base; and allow ACS to participate in the fast-growing bandwidth market ahead of AKORN’s turn up date of Q109.”

ACS expects the acquisition will provide it with a new source of cash flows: $11 million in annual recurring revenue; an EBITDA contribution from recurring revenue of $3 million annually; and additional non-recurring IRU sales that have averaged approximately $9 million per annum.

Crest’s system includes an undersea fiber system of approximately 1,900 miles with cable landing facilities in Whittier, Juneau, and Valdez, Alaska, and Nedonna Beach, Oregon. The system also includes terrestrial transport components linking Nedonna Beach, Oregon to a Network Operations Control Center in Hillsboro, Oregon and collocation facilities in Portland, Oregon and Seattle, Washington. Crest has 18 employees responsible for its network, sales, regulatory compliance, and administration.

ACS expects the Crest acquisition to provide cost synergies of approximately $1 million per annum in operating expenses for AKORN. ACS plans to fund a substantial portion of the purchase price from cash on hand, cash flow from operations and by drawing up to $20 million on its existing revolving credit facility.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise, Carrier and mass market customers.  The ACS wireline operations include the state’s most advanced data networks and, to be launched in early 2009, the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include the only statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement.  More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

About Crest Communications Corporation

Crest is a facilities-based provider of high-bandwidth, fiber optic communications infrastructure to carrier and corporate/government customers in the Pacific Northwest. Crest consists of three subsidiaries that own the infrastructure: WCI Cable, Inc., Northern Lights Holdings, Inc. and World Net Communications, Inc. The primary assets of the Company consist of an integrated terrestrial and submarine fiber optic network that links the Alaskan market to interconnection points in Portland, Oregon and Seattle, Washington. Crest sells capacity through long-term IRU contracts through which it receives upfront fees at contract signing and monthly O&M recurring fees over the life of the contract and through short term bandwidth leases. Crest also generates cash flow through long-term cable landing contracts, which allow other Pacific Ocean region cables to land at the Company’s facilities on the Oregon coast.

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS’ control. Such factors are, without limitation, achievement of all closing conditions in the definitive purchase agreement, including obtaining all regulatory approvals; the company’s ability to integrate, market, and maintain the Crest facilities; changes in capital expenditures, or other factors affecting the company’s ability to generate sufficient earnings and cash flows to continue to make payments on its substantial debt and dividend payments to its stockholders; the continued availability of financing necessary to support future operations and capital expenditures; changes in accounting policies or practices; changes in competition, demand or the occurrence of other adverse economic events; and tax matters. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2007. Copies of the company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

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